FOR IMMEDIATE RELEASE

LEXINGTON PRECISION ANNOUNCES NEW EXCHANGE OFFER FOR SENIOR SUBORDINATED NOTES

NEW YORK, May 1, 2002 - Lexington Precision Corporation (OTC: LEXP) announced today that it is not extending the expiration date of its existing exchange offer to the holders of its 12 3/4% Senior Subordinated Notes, which matured on February 1, 2000. The exchange offer expired at 5:00 p.m., New York City time, yesterday.

The company also announced that it expects to commence a new exchange offer that will reflect a revised agreement in principle it has reached with the four largest holders of its 12 3/4% Senior Subordinated Notes. The four holders control in the aggregate, $20,490,000 principal amount of the 12 3/4% Senior Subordinated Notes, or 74.7% of the $27,412,000 outstanding.

Under the terms of the agreement in principle, tendering holders of the 12 3/4% Senior Subordinated Notes would receive new 11 1/2% Senior Subordinated Notes, due August 1, 2007, in a principal amount equal to the sum of the principal amount of 12 3/4% Senior Subordinated Notes tendered plus the accrued interest thereon for the period August 1, 1999, through April 30, 2002. Accrued interest would total $350.625 for each $1,000 principal amount of 12 3/4% Senior Subordinated Notes tendered. If all of the 12 3/4% Senior Subordinated Notes were tendered, and the exchange were completed, $9,611,000 of accrued interest would be converted into new 11 1/2% Senior Subordinated Notes.

Interest on the new 11 1/2% Senior Subordinated Notes would accrue from May 1, 2002, and would be payable quarterly on each August 1, November 1, February 1, and May 1.

Holders of the 11 1/2% Senior Subordinated Notes would also receive a participation fee equal to $22.20 for each $1,000 principal amount of 11 1/2% Senior Subordinated Notes. The participation fee would be payable in three equal installments on September 30, 2002, December 31, 2002, and March 31, 2003.

Each $1,000 principal amount of 11 1/2% Senior Subordinated Notes would be issued with 10 warrants to purchase common stock. Each warrant would permit the holder to purchase one share of common stock at a price of $3.50 per share at any time during the period from January 1, 2004, through August 1, 2007. Prior to January 1, 2004, the warrants will not be detachable from, and will be transferable only as a unit with, the 11 1/2% Senior Subordinated Notes.


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The new exchange offer is a component of a comprehensive financial restructuring plan that would also involve an extension of the company's 10 1/2% Senior Note and 14% Junior Subordinated Notes and a refinancing of the company's senior, secured credit facilities. The completion of the new exchange offer will be subject to a number of conditions precedent, including the refinancing of the company's other debt on satisfactory terms.

The completion of the new exchange offer is also subject to the condition that at least 99% of the aggregate principal amount of the 12 3/4% Senior Subordinated Notes be tendered for exchange and not withdrawn. If the exchange offer is completed, the company does not presently intend to pay principal or accrued interest in respect of untendered 12 3/4% Senior Subordinated Notes.

The company's 10 1/2% Senior Note matured on April 30, 2002. The company recently made a proposal to extend the maturity date of the 10 1/2% Senior Note to August 1, 2007, and requested an interim extension of the note to enable the company to complete the new exchange offer. The holder of the 10 1/2% Senior Note has rejected the company's proposals and has requested payment of the 10 1/2% Senior Note. The company does not intend to make payment under the 10 1/2% Senior Note in the absence of a financial restructuring acceptable to the company.

There can be no assurance that the company will be able to consummate a financial restructuring, including the new exchange offer and the extension of the 10 1/2% Senior Note. If the company is unable to do so, it may be forced to seek relief from creditors under the federal bankruptcy code. Any proceeding under the federal bankruptcy code could have a material adverse effect on the company.

Lexington Precision Corporation manufactures rubber and metal components, which are used primarily by manufacturers of automobiles, automotive replacement parts, and medical devices.

Contact:  Warren Delano (212) 319-4657